Exhibit 10.3

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 14th day of December, 2010, by and between Corporate Resource Development Inc., a Delaware corporation (“CRD”) and Eric Goldstein (“Goldstein”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, CRD entered into a Foreclosure and Asset Purchase Agreement, on March 24, 2010 (the “Asset Purchase Agreement”), with Rosenthal & Rosenthal, Inc., Goldstein, GT Systems Inc. (“GT”), certain of GT’s operating affiliates party thereto, and certain other persons party thereto;

WHEREAS, in connection with the entry into the Asset Purchase Agreement, Goldstein and CRD entered into that certain Consulting Agreement (the “Consulting Agreement”), dated March 24, 2010 (the “Effective Date”), pursuant to which, Goldstein rendered consulting services to CRD;

WHEREAS, on the date hereof, Integrated Consulting Group, Inc., an affiliate of CRD, and Goldstein consummated certain transactions pursuant to the Foreclosure and Asset Purchase Agreement as amended by Amendment No. 1 to the Foreclosure and Asset Purchase Agreement, dated December 7, 2010 and as may be further amended or supplemented from time to time  (the “New Asset Agreement”), among Integrated Consulting Group, Inc., Goldstein, and certain other persons party thereto, including Affiliates of Goldstein;

WHEREAS, in connection with the consummation of the transactions pursuant to the New Asset Purchase Agreement, CRD and Goldstein have agreed to amend and restate the Consulting Agreement;

NOW, THEREFORE, in consideration of the terms and mutual undertakings herein contained, CRD and Goldstein hereby agree that the Consulting Agreement shall be amended and restated as follows to, among other things, state that Goldstein shall have no obligation to provide any further consulting services to CRD hereunder:

1.           Term; Termination for Cause.  The term of this Agreement shall commence on the Effective Date and end on April 5, 2013 (such period, the “Term”).  CRD may end the Term at any time for Cause, effective upon delivery of prior written notice to Goldstein.  For purposes of this Agreement, “Cause” shall mean Goldstein’s (i) breach of his obligations set forth in Section 7 hereof, (ii) conviction or pleading guilty or nolo contendere to any felony charge in connection with any acts committed by Goldstein on or after the Effective Date.

Upon the expiration of the Term, (i) CRD will pay (or cause to be paid) all accrued but unpaid Compensation (as defined below) set forth on Exhibit A hereto and (ii) this Agreement will terminate except that Sections 3, 5, 6, 7 and 8 will continue in full force and effect.

2.           Compensation.  As compensation under this Agreement, CRD will pay (or cause to be paid) to Goldstein the compensation set forth on Exhibit A hereto (the “Compensation”).

3.           Confidentiality.  In connection with consulting services rendered by Goldstein on behalf of CRD between the Effective Date and the date hereof, Goldstein may have come into possession of information regarding CRD and its parent, subsidiaries, partners, manager, Affiliates and their respective representatives, agents, employees, officers and directors (collectively, “Confidential Information”).  During and after the Term, Goldstein agrees to refrain from disclosing any Confidential Information to any person or entity, except to the extent (i) required by law, regulation, subpoena or other legal process or proceeding (and only after prior notice to CRD); (ii) required in connection with performing the consulting services through the date hereof; (iii) Confidential Information is or becomes generally available to the public through no action or omission of Goldstein; or (iv) CRD has consented in writing to such disclosure.  Upon the expiration of the Term or upon the written request of CRD, Goldstein will return to CRD all Confidential Information that has been provided to Goldstein.

4.           Independent Contractor Status.  The relationship of Goldstein to CRD shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between Goldstein and CRD.  Without CRD’s written consent, Goldstein is not authorized to bind CRD or its parent or subsidiaries or to otherwise make any representation, agreement or commitment on behalf of CRD.  CRD will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Compensation.  Goldstein will be responsible for the payment of all applicable federal, state or local taxes relating to the Compensation.

5.           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed as follows, and shall be deemed to have been duly given on the date of delivery:

If to CRD:	Corporate Resource Development, Inc.
160 Broadway, 11th Floor
New York, New York 10038
Telephone: (212) 346-7960
Attention: Jay Schecter

with a copy to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Telephone: (212) 541-2275
Attention: Kenneth L. Henderson, Esq.

If to Goldstein:	Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Telephone: (212) 754-9400
Attention: Alex Spizz, Esq.

Either party hereto may change its address for purposes of this Section 5 by giving the other party hereto written notice of the new address in the manner set forth above.

6.           Indemnity.  Except to the extent caused by the negligence, fraud or intentional misconduct of Goldstein or as a result of or in connection with a breach by Goldstein of this Agreement, CRD will indemnify and hold Goldstein harmless against any and all liability of Goldstein arising out of any third party claim, suit, action or proceeding (each a “Claim” and collectively, “Claims”) in which Goldstein is made a defendant so far as such Claim is based upon, with respect to, or in connection with, or arises out of, results from, or relates to Goldstein’s relationship with CRD or Goldstein’s former performance of consulting services on behalf of CRD through the date hereof, and shall pay all costs, including reasonable attorneys’ fees and expenses, incurred by or on behalf of Goldstein to defend such Claims.  Goldstein shall not settle any matter that would give rise to indemnification obligations of CRD hereunder without CRD’s prior written approval.  It is expressly agreed and understood that the indemnification obligation set forth in this Section 6 shall not apply to any Excluded Liabilities (as such term is defined in the Asset Purchase Agreement) or to any liability of Goldstein arising or incurred prior to the Closing Date, whether or not in connection with the Business.

7.           Non-Competition; Non-Solicitation.

(a)           Goldstein hereby acknowledges that he is familiar with the Business and the trade secrets and with other confidential information related to the Business.  Goldstein acknowledges and agrees that CRD would be irreparably damaged if Goldstein were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by Goldstein would result in a significant loss of goodwill by CRD.  Goldstein further acknowledges and agrees that the covenants and agreements set forth in this Section 7 were good and sufficient consideration for Goldstein and were a material inducement to CRD to enter into this Agreement and to perform its obligations hereunder, and that CRD would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Goldstein breached the provisions of this Section 7.  Therefore, Goldstein agrees, in further consideration of the arrangements hereunder and the goodwill of the Business sold by him, that until the expiration of the Term (the “Restricted Period”), Goldstein shall not (and shall cause his Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in New York, New Jersey, Pennsylvania, Connecticut, the District of Columbia and Florida (the “Restricted Territory”) in any business engaged directly or indirectly relating to the Business or the business engaged in by CRD; provided that nothing herein shall prohibit Goldstein or any of his Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.  Goldstein acknowledges that the Business and CRD’s business have been conducted or are presently proposed to be conducted throughout the Restricted Territory and that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 7 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of CRD’s business and the Business being transferred by Obligors pursuant to the Asset Purchase Agreement.

(b)           Goldstein agrees that he shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person during the Restricted Period, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, CRD or any of their Affiliates, or in any way interfere with the relationship between the Business, CRD or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, CRD or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of CRD, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of CRD, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, CRD or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, CRD or any of their Affiliates (including making any negative statements or communications about the Business, CRD or any of their Affiliates).

(c)           If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Goldstein has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, CRD’s business and the substantial investment in the Business made by CRD under the Asset Purchase Agreement.

(d)           If Goldstein or an Affiliate of Goldstein breaches, or threatens to commit a breach of, any of the Restrictive Covenants, CRD shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to CRD at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and CRD and that money damages would not provide an adequate remedy to CRD and that a bond of no more than $250 is sufficient to any action by CRD for temporary or injunctive relief; and (ii) the right and remedy to require Goldstein to account for and pay over to CRD any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(e)           In the event of any breach or violation by Goldstein of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(f)           Nothing contained in this Agreement shall prohibit Goldstein and any Affiliates of Goldstein, from (i) collecting any receivables of Obligors arising from the operation of the Business prior to the closing of the Asset Purchase Agreement, (ii) winding down the business of Obligors (other than the Business sold pursuant to the Asset Purchase Agreement), or (ii) actively participating or engaging in the business of the Excluded Industries.

8.           Assignment of Intellectual Property.

(a)           Goldstein represents and warrants to CRD that he has promptly disclosed to CRD any concept, idea, invention, discovery, improvement or material, whether subject to intellectual property protection or not, in any and all forms whatsoever (“Creations”), conceived or made by him, alone or with others at any time between the Effective Date and the date hereof (the “Consulting Period”).  Goldstein acknowledges that CRD owns any such Creations, conceived or made by Goldstein alone or with others at any time during the Consulting Period, and Goldstein hereby assigns and agrees to assign to CRD all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which CRD deems necessary or desirable.  These obligations shall continue past the Term with respect to Creations and derivatives of such Creations conceived or made during the Consulting Period.  Goldstein understands that the obligation to assign Creations to CRD shall not apply to any Creation which was developed entirely on Goldstein’s own time without using any of CRD’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) related in any way to the Business or to the current or anticipated research or development of CRD or any of its Affiliates; or (b) results in any way from his work at CRD.

(b)           Goldstein will not assert any rights to any concept, material, invention, discovery, idea or improvement, in any and all forms whatsoever, relating to the business of CRD or any of its Affiliates or to his duties hereunder as having been made or acquired by Goldstein prior to the Consulting Period.

(c)           Goldstein agrees to cooperate fully with CRD, both during and after the Term, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations which are owned by CRD hereunder.  Goldstein shall sign all papers, including, without limitation, copyright applications, patent applications, declarations,-oaths, formal assignments, assignments of priority rights and powers of attorney, which CRD may deem necessary or desirable in order to protect its rights and interests in any Creations.  Goldstein further agrees that if CRD is unable, after reasonable effort, to secure the necessary signature on any such papers, any officer of CRD shall be entitled to execute such papers as its, his or her agent and attorney-in-fact and Goldstein hereby irrevocably designates and appoints each officer of CRD as its attorney-in-fact to execute any such papers on its behalf and to take any and all actions as CRD may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.  The parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)           Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained herein.

(d)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(e)           Assignment.  Goldstein may not assign this Agreement, or any right or obligation hereunder, without the prior written consent of CRD.  Any such attempted assignment shall be null and void.  Notwithstanding the foregoing, (i) this Agreement shall inure to the benefit of Goldstein’s estate and heirs and (ii) Goldstein may, without the prior written consent of CRD within 60 days of the Effective Date, assign his right to the Compensation hereunder to an Affiliate of Goldstein.  Upon receipt of written notice from Goldstein designating the Affiliate to which such right to the Compensation has been assigned, CRD shall thereafter pay the Compensation directly to such Affiliate of Goldstein.

(f)           Audit Rights.  CRD shall deliver to Goldstein, not less than once per calendar quarter, a detailed calculation of gross sales applicable to the preceding quarter.  Upon delivery of the calculation of gross sales to Goldstein, CRD shall provide Goldstein and his representatives, at Goldstein’s sole expense and not more often than once per calendar quarter, with reasonable access to the books, records and financial information relating to the Business and the Purchased Assets, to the extent reasonably necessary for Goldstein’s evaluation of the gross sales.  Goldstein may dispute the calculation of gross sales by notifying CRD of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (including supporting calculations), within thirty (30) calendar days after Goldstein’s receipt of the determination of gross sales.  In the event that Goldstein does not provide such a notice of disagreement within such thirty (30) calendar day period, Goldstein shall be deemed to have accepted the calculation of gross sales delivered by CRD, which shall then be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is provided within such thirty (30) calendar day period, CRD and Goldstein shall use their commercially reasonable efforts for a period of thirty (30) calendar days to resolve any disagreements with respect to the calculation of gross sales.  If the parties are unable to resolve such disagreements and if the items that remain in dispute at the end of such thirty (30) calendar day period (the “Unresolved Items”) (x) total less than $10,000, then the Unresolved Items shall be deemed to have been resolved by CRD and Goldstein by splitting equally the amount of such Unresolved Items, and the calculation of gross sales shall be finally modified so as to reflect such resolution of the Unresolved Items; or (y) total at least $10,000, then, within thirty (30) calendar days thereafter, either CRD or Goldstein may submit the dispute to binding arbitration before the American Arbitration Association in New York, New York, and a final and conclusive determination of gross sales shall be made by a single arbitrator.  All costs or expenses incurred by either CRD or Goldstein (including attorneys’ fees) in connection with such arbitration shall be the sole responsibility of the party incurring such costs or expenses.

(g)           Death and Disability Benefits.  If Goldstein dies during the Term, all Compensation to which Goldstein is entitled shall be paid, during the remainder of the Term, in accordance with the terms of this Agreement (including the timing of such payments included herein), to such Affiliate of Goldstein as shall have been theretofore designated by Goldstein pursuant to Section 9(e) hereof, or, in the absence of any such designation, to Goldstein’s estate or a beneficiary designated by Goldstein.  If Goldstein becomes disabled during the Term, all Compensation to which Goldstein is entitled shall be paid, during the remainder of the Term, in accordance with the terms of this Agreement (including the timing of such payments included herein), to such Affiliate of Goldstein as shall have been theretofore designated by Goldstein pursuant to Section 9(e) hereof, or, in the absence of any such designation, to Goldstein.  Notwithstanding anything to the contrary herein or in any Exhibit hereto, and for the avoidance of any doubt, Goldstein’s death or disability shall not be a defense to the payment of any and all Compensation hereunder.

(h)           Counterparts.  This Contract may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

CORPORATE RESOURCE
DEVELOPMENT INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

/s/ Eric Goldstein
Eric Goldstein

Tri-State Employment Services, Inc. (“Tri-State”) hereby unconditionally guarantees to Goldstein (or its assignee) the due and punctual payment of all compensation payable by CRD to Goldstein (or its assignee) hereunder.  The foregoing guaranty of Tri-State is a guaranty of payment and not a guaranty of collection.

TRI-STATE EMPLOYMENT SERVICES, INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Senior Vice President

[Signature Page to Amended and Restated Consulting Agreement

EXHIBIT A

COMPENSATION.  In consideration of the entry into this Agreement, CRD will pay (or cause to be paid) to Goldstein the following Compensation during the Term:

1.	Annual base compensation: $200,000, paid in accordance with CRD’s payroll practices, but not less frequently than twice per month.

2.	Periodic sales-based compensation: CRD shall pay to Goldstein, not less frequently than twice per month, 0.4% of the gross sales applicable to each pay period.

3.
Annual sales-based compensation: With respect to each twelve-month period during the Term (the first such period beginning on the Effective Date), CRD shall pay to Goldstein 0.6% of the portion, if any, of the gross sales that exceeds $80,000,000 in such twelve-month period.  Payment of such amount shall be made within thirty (30) days from the end of the applicable twelve-month period and based upon CRD’s preliminary financial information available at such time (such payment, the “Preliminary Payment”), provided, however, that upon completion of the preparation of CRD’s audited annual financial statements, any difference between the Preliminary Payment and the amount due in accordance with such audited financial statements (the “Final Annual Amount”) shall be paid (a) by CRD to Goldstein, in the event the Preliminary Payment is less than the Final Annual Amount, or (b) by Goldstein to CRD, in the event the Preliminary Payment is greater than the Final Annual Amount.

4.
Notwithstanding anything to the contrary herein, the parties agree that Goldstein is not required to provide any consulting services hereunder, and that he shall be entitled to his full Compensation hereunder solely by virtue of his confidentiality, non-competition and other obligations herein.